Exhibit 99.1
CNX Gas Reports Results, Including Record Frac Production in Virginia and Mountaineer;
Production Deferrals from Buchanan Mine Incident Continue;
Project Nittany Start-Up Date Advanced to November 1;
2008 Production Target Remains Unchanged at 73 Bcf
Pittsburgh, PA (October 25, 2007) — CNX Gas Corporation (NYSE: CXG) had net income for the quarter ended September 30, 2007 of $31.3 million, or $0.21 per diluted share. This compares to net income of $37.6 million, or $0.25 per diluted share for the quarter ended September 30, 2006. Production was 14.4 billion cubic feet (Bcf), or 157.0 million cubic feet (MMcf) per day. This compares to 14.4 Bcf, or 156.8 MMcf per day in the year-ago quarter.
Nicholas J. DeIuliis, president and chief executive officer, said, “During the quarter, we maintained our stellar safety record, showed continued unit cost improvement compared to the second quarter, and continued to execute our 346-well drilling program. We set daily production records with our Virginia frac production and our Mountaineer production. We also advanced the start-up date of our Nittany project from December 31 to November 1. These positives were offset during the quarter by the deferral of some gob gas production associated with the idled Buchanan Mine. Fortunately, our production associated with active mining at Buchanan should rebound to normal levels shortly after the mine resumes coal production.”
“Additionally,” Mr. DeIuliis continued, “We’re beginning to formulate our 2008 drilling program. While not yet finalized, I think it’s reasonable to expect that we will drill over 500 wells next year, which would be a 44% increase from the 2007 program. A plan of this size will enable CNX Gas to continue to accelerate the monetization of our tremendous asset base and achieve 2008 production of 73 Bcf.”
In early October, after the end of the 90-day deductible period, CNX Gas became eligible to file a claim with its insurance carriers for business interruption insurance pursuant to the Buchanan Mine idling. Therefore, earnings impacts to CNX Gas that occur beyond that date may be mitigated by insurance recovery.
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter	Quarter	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Total Revenue and Other Income	$109.8	$123.6	$358.4	$394.6
Net Income	$31.3	$37.6	$105.8	$121.6
Earnings per Share — Diluted	$0.21	$0.25	$0.70	$0.81
Net Cash from Operating Activities	$70.5	$79.1	$211.1	$205.9
EBITDA	$64.8	$70.3	$208.8	$224.3
EBIT	$52.6	$60.7	$172.5	$196.9
Total Period Production (Bcf)	14.4	14.4	43.6	41.8
Average Daily Production (MMcf)	157.0	156.8	159.8	153.2
Capital Expenditures	$74.3	$34.2	$210.0*	$117.3

Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on net income. *2007 Capital Expenditures for Nine Months exclude the $66.5 million acreage transaction involving CONSOL Energy and Peabody Energy.
The average price realized for the company’s gas production, including the effects of hedging, was $6.87 per Mcf for the quarter ended September 30, 2007. This was up $0.25 from the $6.62 per Mcf received for the quarter ended September 30, 2006. Fully loaded unit costs for company production were $3.37 per Mcf in the just-ended quarter, or $0.52 higher than the $2.85 per Mcf for the quarter ended September 30, 2006. As a result, pre-tax unit margins for company production were $3.50 in the September 30, 2007 quarter, down $0.27 from $3.77 in the September 30, 2006 quarter.
Unit costs were down $0.11 from the second quarter of 2007. Unit costs would have been even lower had the company produced at normal levels from the Buchanan Mine. Since most of the company’s costs are fixed in the short term, additional volumes typically help to lower unit costs. Furthermore, the Buchanan Mine is the source of some of the company’s lowest cost production.
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Average Sales Price/Mcf	$6.87	$6.62	$7.23	$7.02
Costs — Production
Lifting	$0.41	$0.37	$0.38	$0.37
Production Taxes	$0.19	$0.17	$0.22	$0.21
DD&A	$0.54	$0.45	$0.53	$0.43
Total Production Costs	$1.14	$0.99	$1.13	$1.01

Costs — Gathering
Operating Costs*	$0.90	$0.70	$0.88	$0.71
Transportation	$0.17	$0.26	$0.16	$0.27
DD&A	$0.31	$0.22	$0.31	$0.23
Total Gathering Costs	$1.38	$1.18	$1.35	$1.21
Total Operating Costs	$2.52	$2.17	$2.48	$2.22

Administration	$0.89	$0.60	$0.90	$0.57
Other Non Operating	($0.04)	$0.08	$0.04	$0.05
Total Costs	$3.37	$2.85	$3.42	$2.84

Margin	$3.50	$3.77	$3.81	$4.18

Includes amounts attributable to equity in affiliates.
* Per unit costs include both company-produced and third-party volumes.
Operations Update
CNX Gas employees worked another quarter without having a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 2.5 million hours.
Also during the quarter, CNX Gas drilled 63 wells in its Virginia Operations, bringing its nine-month total to 214 wells. As of September 30, Virginia Operations is on schedule to drill its 278 planned wells in 2007. These figures are exclusive of gob wells. CNX Gas is preparing for a 300-well program in Virginia in 2008.
In August, Virginia Operations completed and tied into line its most productive CBM well ever, at a flow rate in excess of 1 million cubic feet per day. CNX Gas has a 100% working interest in the well. The well is currently producing in excess of 700,000 cubic feet per day. While this single well is not material in and of itself, it does show that sweet spots continue to be discovered in the Oakwood Field, where the company has over 2,000 producing wells.
The Mountaineer play in Northern Appalachia is also on schedule, having drilled 45 of its 57 planned wells in 2007, including 21 in the third quarter. Mountaineer now has five rigs running. The average per well peak production from fully de-watered wells continues to meet expectations.

Additional rigs are due to arrive in Mountaineer during 2008, with an average rig count for the year expected to be eight. CNX Gas is preparing for a 100-well program in Mountaineer in 2008.
Processing plant availability at Mountaineer was at a record high in the third quarter, at 93.5%. The six days of unplanned outages in the third quarter were down from nine days in the second quarter, and 25 in the first quarter. The company remains focused on this issue.
In Nittany, the company’s exploratory CBM play in central Pennsylvania, CNX Gas is advancing the start-up date to November 1. At that time, CNX Gas will flow gas into two compressor stations and a 48,000-foot gathering system. Nittany represents the first totally new step-out opportunity for CNX Gas since its inception in 2005. CNX Gas is actively preparing for a 100-well program in Nittany in 2008.
In Cardinal, the company’s exploratory New Albany Shale play in the Illinois Basin, two vertical wells were drilled in western Kentucky. A third vertical well in Kentucky was re-drilled as a horizontal well and fraced using a multi-stage technique. Gas began flowing from that well in mid-October, although it is not tied into production.
The company’s strategy with regard to the expanded Cardinal play is to conduct an exploration program in 2008. There are now five blocks of acreage in the 261,000 acres held by CNX Gas in this play. The company’s asset assessment team will be weighing the costs and advantages of entering into joint venture agreements with successful established players versus establishing a stand-alone exploration program for each of the five areas. CNX Gas is also participating in a shale consortium that will share core hole data in the basin. On an area-by-area basis, CNX Gas will pursue the path that results in the highest net present value. CNX Gas is assuming no production from Cardinal in 2008.
During the third quarter, CNX Gas also drilled a horizontal shale well in Tennessee targeting the Chattanooga Shale. The well, with a 2,400-foot lateral, is awaiting a stimulation design.
Further testing of Appalachian shales is expected during the fourth quarter in the company’s Panther project in southwestern Pennsylvania, and the Hokie project in Virginia.
Financial Update
CNX Gas ended the quarter with cash on hand of $58.4 million, compared with $60.0 million at June 30, 2007. This means that CNX Gas funded its $74.3 million of capital expenditures during the quarter almost entirely from its $70.5 million of net cash from operating activities. CNX Gas now expects 2007 capital expenditures of up to $290 million. Some of the reduction in capital spending comprises lower-than-expected drill costs, while $17 million reflects some processing capital that will now occur in early 2008.
CNX Gas has outstanding letters of credit of $14.9 million, but otherwise has no drawn amounts on its $200 million credit facility.
For the first nine months of 2007, CNX Gas achieved, on an annualized basis, a 14.5% after-tax return on capital employed.

Guidance
CNX Gas had forecast 2007 production of 60 Bcf. This forecast was predicated on CONSOL Energy re-entering the Buchanan Mine on August 1. The mine, however, remains idle and its return to active status cannot be predicted. If the mine were not to re-start until January 1, CNX Gas would expect fourth quarter production of 14.4 Bcf and calendar year 2007 production of 58 Bcf.
Production guidance for 2008 and 2009 remains unchanged.
TABLE 3
GUIDANCE — Three-Year

	2007	2008	2009
Total Period Production (Bcf)	58-59	73	84
Volumes Hedged (Bcf)	18.4	24.5	7.5
Average Hedge Price ($/Mcf)	$8.02	$8.30	$8.51
Capital Expenditures ($MM)	$290*	N/A	N/A

*2007 Capital Expenditures exclude the $66.5 million acreage transaction involving CONSOL Energy and Peabody Energy.
CNX Gas maintained its hedged position during the second quarter for the remainder of 2007 and for all of 2008. For 2009, some additional hedging occurred. For the 2007 fourth quarter, 5.7 Bcf is hedged at $8.18 per Mcf. The hedged prices reflect the premium (over NYMEX) pricing that CNX Gas typically receives because of its Appalachian location.
CNX Gas will host a conference call today at 9:00 a.m. Eastern time to discuss the company’s third quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian and Illinois basins of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective September 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000® Index and the Russell Midcap® Index. In October 2006, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net Income	$31,296	$37,593	$105,780	$121,622
Add: Interest Expense	1,221	—	3,686	9
Less: Interest Income	630	1,071	3,363	2,169
Add: Income Taxes	20,701	24,204	66,387	77,432
Earnings Before Interest & Taxes (EBIT)	$52,588	$60,726	$172,490	$196,894
Add: Depreciation, Depletion, & Amortization	12,248	9,546	36,325	27,437
EBITDA	$64,836	$70,272	$208,815	$224,331

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of	As of
Capital Employed	September 30,	June 30,	December 31,
	2007	2007	2006
Total assets	$1,320,124	$1,260,538	$1,155,001
Less: Total current liabilities	47,077	53,595	56,912
Add: Notes & Loans Payable	5,480	4,502	2,573
Less: Total long-term liabilities	277,962	251,902	217,874
Add: Long-term debt	68,078	66,678	63,897
Total Capital Employed	$1,068,643	$1,026,221	$946,685

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the quarter ended September 30, 2007 and the nine months ended September 30, 2007. In order to annualize the results on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power, while for the Nine Months’ ROCE, a “1” is added before it is raised to the four-thirds power.

	Quarter Ended	Nine Months Ended
Return on Capital Employed	September 30,	September 30,
	2007	2007
Net Income	$31,296	$105,780
Financing costs (after-tax):		—
Third-party debt		—
All other financing costs	(735)	(2,263)
Total financing costs	(735)	(2,263)
Earnings excluding financing costs	$32,031	108,043
Average capital employed	$1,047,432	$1,007,664
Return on average capital employed for the period	3.1%	10.7%
Return on average capital employed-annualized	12.8%	14.5%

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUE AND OTHER INCOME:

Outside Sales	$96,222	$92,507	$306,615	$286,494

Related Party Sales	2,379	2,719	6,980	5,753

Royalty Interest Gas Sales	10,175	13,221	36,841	41,714

Purchased Gas Sales	821	9,076	3,297	41,206

Other Income	208	6,044	4,675	19,475

TOTAL REVENUE AND OTHER INCOME	109,805	123,567	358,408	394,642

COSTS AND EXPENSES:

Lifting Costs	8,588	7,775	25,617	24,115

Gathering/Transportation/Compression	15,283	14,646	46,593	43,021

Royalty Interest Gas Costs	8,543	10,808	31,736	34,491

Purchased Gas Costs	495	9,340	2,987	42,091

Other	(1,363)	1,021	228	783

General and Administrative	12,793	8,634	39,069	23,641

Depreciation, Depletion and Amortization	12,248	9,546	36,325	27,437

Interest Expense	1,221	—	3,686	9

TOTAL COSTS AND EXPENSES	57,808	61,770	186,241	195,588

INCOME BEFORE INCOME TAXES	51,997	61,797	172,167	199,054

Income Tax Expense	20,701	24,204	66,387	77,432

NET INCOME	$31,296	$37,593	$105,780	$121,622

EARNINGS PER SHARE
Basic	$0.21	$0.25	$0.70	$0.81
Diluted	$0.21	$0.25	$0.70	$0.81
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	150,895,233	150,850,930	150,877,067	150,839,264

Dilutive	151,149,432	151,029,192	151,103,827	150,998,713